EXHIBIT 10.1

$150,000,000

CREDIT AGREEMENT

among

EXTENDED STAY AMERICA, INC.,

as Borrower,

and

ESH HOSPITALITY, INC.

as the Lender

Dated as of July 2, 2020

i

4.4	Power; Authorization; Enforceable Obligations	30
4.5	No Legal Bar	30
4.6	Litigation	31
4.7	No Default	31
4.8	Ownership of Property; Liens	31
4.9	Intellectual Property	31
4.10	Taxes	31
4.11	Federal Regulations	32
4.12	ERISA.	32
4.13	Investment Company Act; Other Regulations	33
4.14	Subsidiaries	33
4.15	Use of Proceeds	33
4.16	Environmental Matters	33
4.17	Accuracy of Information, etc.	34
4.18	[Reserved]	35
4.19	Insurance	35
4.20	Anti-Corruption Laws and Sanctions	35

Section 5.	CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit	35
5.2	Conditions to Each Extension of Credit	38

Section 6.	AFFIRMATIVE COVENANTS

6.1	Financial Statements	38
6.2	Certificates; Other Information	39
6.3	Payment of Obligations	40
6.4	Taxes	40
6.5	Maintenance of Existence; Compliance	41
6.6	Maintenance of Property; Insurance	41
6.7	Inspection of Property; Books and Records; Discussions	41
6.8	Notices	42
6.9	Environmental Laws	43
6.10	Additional Guarantors	43
6.11	Use of Proceeds	43
6.12	Know Your Customer	44
6.13	[Reserved]	44
6.14	Leases	44
6.15	Management Agreements	44

Section 7.	NEGATIVE COVENANTS

7.1	[Reserved]	44
7.2	Indebtedness	44
7.3	Liens	46
7.4	Fundamental Changes	48

7.5	Restricted Payments	48
7.6	Transactions with Affiliates	48
7.7	Certain Amendments	48
7.8	Amendments to other Loan Documents Regarding Debt Incurrence	49

Section 8.	EVENTS OF DEFAULT

8.1	Events of Default	49

Section 9.	[RESERVED]

Section 10.	MISCELLANEOUS

10.1	Amendments and Waivers	52
10.2	Notices	52
10.3	No Waiver; Cumulative Remedies	53
10.4	Survival of Representations and Warranties	53
10.5	Payment of Expenses; Damages Waiver	53
10.6	Successors and Assigns; Participations and Assignments	55
10.7	Adjustments; Set-off	57
10.8	Counterparts	57
10.9	Severability	57
10.10	Integration	57
10.11	GOVERNING LAW	57
10.12	Submission To Jurisdiction; Waivers	58
10.13	Acknowledgements	58
10.14	Interest Rate Limitation	58
10.15	[Reserved]	59
10.16	Confidentiality	59
10.17	WAIVERS OF JURY TRIAL	59
10.18	USA Patriot Act	59
10.19	Subordination	60

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Immaterial Subsidiaries
1.1D	Operating Leases
4.4	Consents, Authorizations, Filings and Notices
4.14	Subsidiaries and Equity Interests
7.2	Indebtedness
7.3	Liens

EXHIBITS:

A	Form of Subsidiary Guarantee
C	Form of Compliance Certificate
D	Form of Secretary’s Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of July 2, 2020, among EXTENDED STAY AMERICA, INC., a Delaware corporation (the “Borrower”) and ESH HOSPITALITY, INC., a Delaware corporation, as the lender (the “Lender”).

PRELIMINARY STATEMENTS

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or is a director or officer of such Person or of an Affiliate of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Group Members concerning or relating to bribery, money laundering or corruption.

“Applicable Rate”: for any day a percentage per annum equal to 4.5%, as may be modified from time to time pursuant to Section 2.22(c):

“Assignee”: as defined in Section 10.6(b).

“Audited Financial Statements”: the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2019 and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019.

“Available Revolving Commitment”: at any time, an amount equal to the excess, if any, of (a) the Lender’s Revolving Commitment then in effect over (b) the Lender’s Revolving Extensions of Credit then outstanding.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R § 1010.230.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lender to make Loans hereunder.

“BREP”: collectively, Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Partners VI.F L.P. and Blackstone Real Estate Holdings VI L.P., each a Delaware limited partnership, together with their respective permitted successors and/or assigns.

“Business”: as defined in Section 4.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that Capital Lease Obligations shall not include any obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, bankers’ acceptances, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by the Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940.

“Centerbridge”: Centerbridge Capital Partners, L.P., a Delaware limited partnership, together with its permitted successors and assigns.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: shall be deemed to occur if:

(a)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Sponsors, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Borrower’s Capital Stock and the Sponsors shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Borrower’s Capital Stock;

(b)    a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money permitted under Section 7.2 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class”: when used in reference to any Loan, shall refer to whether such Loan is an Existing Loan or Extended Loan (of the same Extension Series) and, when used in reference to any Revolving Commitment, refers to whether such Revolving Commitment is an Existing Commitment or an Extended Commitment (of the same Extension Series).

“Closing Date”: July 2, 2020.

“Code”: the Internal Revenue Code of 1986.

“Commitment Fee Rate”: 0.25% per annum.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets”: as of any date, the total assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the equity and/or Indebtedness of one or more direct or indirect Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Discharge of ESA Bank Facility Obligations”: the occurrence of all of the following: (i) payment in full in cash of the ESA Bank Facility Obligations outstanding under the ESA Bank Facility Agreement (including interest accruing on or after the commencement of any insolvency proceeding, whether or not a claim for such interest is, or would be, allowed in such insolvency proceeding) and any premium, if any thereon due and payable under the ESA Bank Facility Agreement and termination of all commitments to lend or otherwise extend credit under the ESA Bank Facility Agreement; (ii) payment in full in cash of all other ESA Bank Facility Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any insolvency proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such insolvency proceeding); and (iii) termination of all Secured Hedge Agreements (as defined in the ESA Bank Facility Agreement).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“ESA Bank Facility Agent”: Deutsche Bank AG New York Branch, as administrative agent under the ESA Bank Facility Agreement, together with any successors or replacements thereof appointed in accordance with the terms of the ESA Bank Facility Agreement.

“ESA Bank Facility Agreement”: the Credit Agreement, dated as of August 30, 2016 (as amended by the First Amendment to Credit Agreement, dated as of September 18, 2019, the Second Amendment to Credit Agreement, dated as of May 6, 2020, and as further amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time), among Extended Stay America, Inc., as the borrower, the lenders party thereto from time to time, each issuing lender party thereto, the syndication agents party thereto and Deutsche Bank AG New York Branch, as administrative agent.

“ESA Bank Facility Obligations”: the “Obligations” (as defined in the ESA Bank Facility Agreement).

“ESA Bank Facility Secured Parties”: the “Secured Parties” (as defined in the ESA Bank Facility Agreement).

“ESA Group Member”: the collective reference to the Loan Parties and their respective Subsidiaries.

“ESA Properties”: the facilities and properties owned, leased or operated by any ESA Group Member.

“ESH Credit Agreement”: that certain Credit Agreement, dated as of September 18, 2019, by and among ESH REIT, those lenders party thereto, the L/C Issuers party thereto and Deutsche Bank AG New York Branch, as administrative agent.

“ESH Parties”: the collective reference to ESH REIT and its Subsidiaries.

“ESH REIT”: ESH Hospitality, Inc., a Delaware corporation.

“ESH Senior Notes”: the “Senior Notes” as defined in the ESH Credit Agreement as of the Closing Date.

“Event of Default”: any of the events specified in Section 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Subsidiaries”: (a) any Domestic Subsidiary that is prohibited by law, regulation or by any contractual obligation existing on the Closing Date (or in the case of Indebtedness existing on the Closing Date, pursuant to any documentation included with respect to any Permitted Refinancing thereof) or on the date such Subsidiary is acquired (so long as such prohibition is not incurred in contemplation of such acquisition) from providing such guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty or where the provision of such guaranty would result in material adverse tax consequences as reasonably determined by the Borrower, (b) any Subsidiary that is a Disregarded Domestic Person, (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary and any Domestic Subsidiary that is an indirect

Subsidiary of a Disregarded Domestic Person, (d) any Immaterial Subsidiaries, (e) any subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined by the Lender and the Borrower, and (f) the ESH Parties.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan, a Revolving Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan, Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Class”: as defined in Section 2.22(b)(ii).

“Extended Commitments”: as defined in Section 2.22(b)(ii).

“Extended Loans”: as defined in Section 2.22(b)(ii).

“Extension Amendment”: as defined in Section 2.22(b)(iv).

“Extension Election”: as defined in Section 2.22(b)(iii).

“Extension Request”: as defined in Section 2.22(b)(ii).

“Extension Series”: all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Fee Payment Date”: (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Subsidiary”: any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Funding Office”: the office of the Lender specified in Section 10.2 or such other office as may be specified from time to time by the Lender as its funding office by written notice to the Borrower.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Loan Parties and their respective Subsidiaries (other than the ESH Parties).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Immaterial Subsidiary”: any Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, (i) did not have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date and (ii) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 7.5% of the Consolidated Total Assets or revenues representing in excess of 7.5% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.1B.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (other than customary reservations or retentions of title under agreements entered into in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) net obligations of such Person in respect of Swap Agreements, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned or (C) non-compete or consulting obligations incurred in connection with acquisitions permitted under this Agreement.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, and intellectual property in technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan and (b) the date of any repayment or prepayment made in respect thereof.

“Lease”: with the exception of (a) any occupancy agreement with hotel guests at any ESA Property, or (b) gas, oil or mineral rights leases with respect to any ESA Property provided such lease does not have a material adverse effect on the business operations or value of the applicable ESA Property, any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), including, without limitation, the Operating Lease, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any ESA Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lender”: as defined in the preamble hereto and, as the context requires, the Lender’s successors and assigns as permitted hereunder.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by the Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Subsidiary Guarantee, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the Borrower and the Subsidiary Guarantors.

“Management Agreement”: collectively, those management agreements by and among the Property Manager, the ESA Group Members party thereto and those other parties party thereto from time to time.

“Material Adverse Effect”: any material adverse change to or effect on (a) the business, operations, properties or condition (financial or otherwise) of the Group Members, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

“Material Operating Leases”: (i) that certain Second Amended and Restated Lease Agreement dated as of October 31, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted by Section 7.7(b)), by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust and ESH/TN Properties L.L.C., individually and collectively, as landlord, and ESA P Portfolio Operating Lessee Inc., as tenant, and (ii) any other Operating Lease from time to time representing greater than 20% of the ESA Properties in aggregate.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Operating Lease”: those operating leases listed in Schedule 1.1D and those certain Leases entered into from time to time between the Borrower or any Subsidiary thereof, as the lessee, and an Operating Lessor thereunder, as lessor, with respect to the ESA Properties.

“Operating Lessee”: collectively those lessees party to the Operating Leases from time to time.

“Operating Lessor”: collectively those lessors party to the Operating Leases from time to time.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Paulson”: Paulson Advantage Plus Master Ltd., an Exempted Company incorporated in the Cayman Islands with limited liability, together with its successors and permitted assigns.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that: (i) the principal amount (or accreted value, if applicable) of the modifying, refinancing, refunding, renewing or extending Indebtedness (the “Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) the Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (excluding the effects of nominal amortization in an amount no greater than one percent per annum); (iii) if the Refinanced Indebtedness is subordinated to the Obligations, to the extent the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable as those contained in the documentation governing the Refinanced Indebtedness; (iv) the terms relating to principal amount, amortization, maturity and collateral (if any), and other material terms taken as a whole, of any Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than either (x) the terms of any agreement or instrument governing the Refinanced Indebtedness or (y) reflective of market terms and conditions at the time of incurrence thereof) (provided, that at the option of the Borrower, a certificate of the Borrower as to the satisfaction of the conditions described in this clause (iv) delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (iv), shall be conclusive unless the Lender within such five Business Day period notifies the Borrower that it disagrees with such determination (including a description fo the basis upon which it disagrees); (v) the direct or any contingent obligor on the Refinanced Indebtedness is not changed as a result of or in connection with such modification, refinancing, refunding, renewal or extension; and (vi) the interest rate applicable to any such Refinancing Indebtedness does not exceed the then applicable market interest rate.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code that could reasonably be expected to have a Material Adverse Effect.

“Projections”: as defined in Section 6.1(c).

“Properties”: as defined in Section 4.16(a).

“Property Manager”: collectively, those certain managers engaged to manage the ESA Properties.

“Real Property”: collectively, all right, title and interest (including any leasehold estate, mineral or other estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership or, lease or operation thereof.

“Recipient”: the Lender.

“Register”: as defined in Section 10.6(b)(iii).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Repriced Commitments”: as defined in Section 2.22(c)(ii).

“Repricing Amendment”: as defined in Section 2.22(c)(iii).

“Repricing Election”: as defined in Section 2.22(c)(ii).

“Repricing Request”: as defined in Section 2.22(c)(i).

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president or chief financial officer of a Person, or, with respect to a Sponsor, a director, authorized signatory, assistant secretary, managing director or assistant treasurer thereof, but in any event, with respect to financial matters, the vice president of the applicable Loan Party with financial knowledge of such Loan Party.

“Restricted Payments”: as defined in Section 7.5.

“Revolving Commitment”: Subject to Section 2.9(b), the obligation of the Lender, if any, to make Revolving Loans in an aggregate principal and/or face amount not to exceed $150,000,000. As of the Closing Date, the amount of the Total Revolving Commitments is $150,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to the Lender at any time, an amount equal to the sum of the aggregate principal amount of all Revolving Loans held by the Lender then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Termination Date”: July 2, 2025, as such date may be extended pursuant to Section 2.22(b).

“Sanctioned Country”: at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in (a) and (b) hereof.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Section 2.22(b) Additional Amendment”: as defined in Section 2.22(b)(iv).

“Senior Blocking Notice”: a written notice from the ESA Bank Facility Agent to the Lender pursuant to which the Lender is notified of a Senior Indebtedness Event of Default.

“Senior Indebtedness Event of Default”: any “Event of Default” under the ESA Bank Facility Agreement.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Debt Incurrence Terms”: with respect to the ESH Senior Notes and the ESH Credit Agreement, and, in each case, the documentation related to the permitted refinancing of underlying Indebtedness related thereto, those terms and conditions that restrict the incurrence of indebtedness for borrowed money or Guarantee Obligations in respect thereof existing under such documents.

“Sponsor”: individually or collectively, as the context may require, Centerbridge, Paulson and BREP.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the applicable Loan Party.

“Subsidiary Guarantee”: the Subsidiary Guarantee to be made by the Subsidiary Guarantors in favor of the the Lender, substantially in the form of Exhibit A.

“Subsidiary Guarantors”: each Domestic Subsidiary of the Borrower, whether existing on the Closing Date or formed or acquired thereafter, in each case, other than Excluded Subsidiaries.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount”: $50,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lender outstanding at such time.

“Total Unused Commitment”: at any time, an amount equal to the remainder of (x) the Total Revolving Commitments then in effect less (y) the Total Revolving Extensions of Credit at such time.

“Transferee”: any Assignee or Participant.

“Uniform System of Accounts”: the Uniform Systems of Accounts for Hotels (10th edition), as adopted by the American Hotel and Motel Association.

“United States”: the United States of America.

“U.S. Person”: any Person that in a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any ESA Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided, that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any ESA Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

1.3    Classifications of Loans. For purposes of this Agreement, Loans and Commitments may be classified and referred to by Class (e.g., an “Existing Loan”, “Extended Loan”, “Existing Commitment” or “Extended Commitment”).

1.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and such action shall be deemed to be permitted if after giving effect to this clause (a), such action would otherwise be permitted under Section 7.4 hereunder and (b) any division of a Person shall constitute a separate Person coming into existence hereunder (and each division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a separate Person or entity) and shall be subject to Section 6.10.

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1    Revolving Commitments. (a) Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans denominated in Dollars (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of the Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)    The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2    Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided, that the Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender prior to 11:00 A.M., New York City time, one (1) Business Day prior to the requested Borrowing Date, specifying (i) the amount and Class of Revolving Loans to be borrowed and (ii) the requested Borrowing Date. Each borrowing of Revolving Loans shall be in an amount equal to, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Lender will make the amount of each borrowing available to the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower. Such borrowing will then be made available to the Borrower by the Lender crediting the account of the Borrower on the books of such office.

2.3    [Reserved].

2.4    [Reserved].

2.5    Commitment Fees, etc. (a) The Borrower agrees to pay to the Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of the Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)    The Borrower agrees to pay to the Lender the fees in the amounts and on the dates as set forth in any fee agreements with the Lender and to perform any other obligations contained therein.

2.6    Termination or Reduction of Revolving Commitments. Subject to Section 2.22(b), the Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Lender, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, either (a) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (b) the aggregate amount of the Revolving Extensions of Credit with respect to any Class outstanding at such time would exceed the aggregate amount of the Revolving Commitments then in effect with respect to such Class. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $3,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect either (i) ratably among Classes or (ii) if not inconsistent with the Extension Amendment relating to Extended Commitments, first to the Revolving Commitments with respect to any Existing Commitments and second to such Extended Commitments.

2.7    Repayment of Loans; Source of Funds; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the applicable Revolving Termination Date.

(b)    None of the funds or assets of the Borrower that are used to pay any amount due on the Loans or any other amounts due under this Agreement shall constitute funds obtained from transactions with or relating to Sanctioned Persons or Sanctioned Countries.

(c)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of the Lender resulting from each Loan made by such lending office of the Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of the Lender from time to time under this Agreement. Such account or accounts shall include records of: (i) the amount of each Loan made hereunder and the Class of each Loan made, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder from the Borrower

(d)    [Reserved].

(e)    The entries made in the account or accounts maintained pursuant to paragraph (c) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

2.8    Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender no later than 11:00 A.M., New York City time, on the same Business Day, which notice shall specify the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.

2.9    Mandatory Prepayments and Commitment Reductions. (a) If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect, the Borrower shall immediately prepay Loans.

(b)    Each prepayment of the Loans under this Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.10    [Reserved].

2.11    [Reserved].

2.12    Interest Rates and Payment Dates.

(a)    [Reserved].

(b)    Each Loan shall bear interest at a rate per annum equal to the Applicable Rate.

(c)    If all or a portion of the principal amount of, or any interest payable on, any Loan or any commitment fee or other amount payable hereunder or under any Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)    Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

(b)    Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

2.14    [Reserved].

2.15    Payments. (a) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lender, at the Funding Office, in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(b)    [Reserved].

(c)    Unless the Lender shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Lender, the Lender may assume that the Borrower is making such payment. Nothing herein shall be deemed to limit the rights of the Lender against the Borrower.

2.16    [Reserved].

2.17    Change in Law. (a) If any Change in Law shall:

(i)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Recipient; or

(iii)    impose on such Recipient any other condition;

and the result of any of the foregoing is to reduce any amount receivable hereunder by an amount that such Recipient deems to be material, , then, in any such case, the Borrower shall promptly pay such Recipient, upon its demand, any additional amounts necessary to compensate such Recipient for such reduced amount receivable. If any Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.

(b)    If the Lender shall have determined that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such Change in Law (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, after submission by the Lender to the Borrower of a written request therefor, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or such corporation for such reduction.

(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate the Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that the Lender notifies the Borrower of the Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for, Other Taxes.

(c)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d)    The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18)

payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)    [Reserved].

(f)    (i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    if the Lender is a U.S. Person it shall deliver to the Borrower on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B)    if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of an applicable IRS Form W-8 and any other form prescribed by applicable law establishing a complete exemption from U.S. federal withholding Tax, duly completed, together with any attachments or supplementary documentation as may be prescribed by applicable law, including in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate satisfactory to the Borrower certifying that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

(C)    if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.18(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.18(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Lender or any assignment of rights by, the Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(i)    For purposes of this Section 2.18, the term “applicable law” includes FATCA.

2.19    [Reserved].

2.20    Change of Lending Office. The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17 or 2.18 with respect to the Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that in the sole judgment of the Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.18, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed costs or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation.

2.21    [Reserved].

2.22    Extension Options; Repricing Option.

(a)     [Reserved]

(b)    Extension Options. (i) [Reserved].

(ii)    The Borrower may, from time to time, request that all or a portion of the Revolving Commitments existing at the time of such request (each, an “Existing Commitment”, and Loans related thereto, “Existing Loans”) of any Class (an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Loans (any such Existing Loans which have been so extended, “Extended Loans”, and any such Existing Commitments so extended, “Extended Commitments”). Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrower shall provide a notice to the Lender (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical to the Revolving Commitments of the Existing Class from which they are to be extended except that (w) the scheduled final termination date of such Extended Commitments may be delayed to later dates than the scheduled final termination date of such Existing Class, (x) (A) the interest rates, interest margins, rate floors and upfront fees with respect to the Extended Commitment may be different than those for the Existing Commitments and/or (B) additional fees may be payable to the Lender in connection with such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) (A) the undrawn revolving commitment fee rate with respect to such Extended Commitments may be different than such rate for such Existing Commitments and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the latest Revolving Termination Date in effect prior to giving effect to such Extension Amendment, and (z) the terms of any Extended Commitments may also contain other differences from the Existing Class from which they are to be extended as are approved by the Lender, acting reasonably, so long as such differences are not material and not adverse to the Lender in connection with such Existing Class; provided, that notwithstanding anything to the contrary in this Section 2.22(b) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments as set forth in Section 2.6, treatment of which may be agreed between the Borrower and the Lender relating to an

Extension Series, or upon the Revolving Termination Date of a Class of Revolving Commitments) of Loans with respect to any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Class of Existing Commitments from which they were extended (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing of such Class of Existing Commitments) and (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Existing Classes set forth in Section 10.6. The Lender shall not have any obligation to agree to have any of its Revolving Commitments of any Existing Class converted into Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from the Existing Class from which they were converted and from any other Existing Commitments.

(iii)    The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which the Lender under the applicable Existing Class or Existing Classes is requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Lender, in each case acting reasonably, to accomplish the purpose of this Section 2.22(b). If the Lender wishes to have all or a portion of its Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Commitments it shall notify the Borrower (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Lender); provided, that if Lender fails to respond, the Lender will be deemed to have declined to extend its Revolving Commitments.

(iv)    Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement executed by the Loan Parties and the Lender. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $25,000,000. Notwithstanding anything to the contrary in this Section 2.22(b) and without limiting the generality or applicability of Section 10.1 to any Section 2.22(b) Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.22(b) Additional Amendment”) to this Agreement and the other Loan Documents; provided, that such Section 2.22(b) Additional Amendments are within the requirements of Section 2.22(b)(ii) and do not become effective prior to the time that such Section 2.22(b) Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lender, Loan Parties and other parties (if any) as may be required in order for such Section 2.22(b) Additional Amendments to become effective in accordance with Section 10.1. Such Extension Amendment shall provide that each of the representations and warranties made by a Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such extension, before and after giving effect to such extension, as if made on and as of such date. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Lender (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Amendment, including the Extended Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 10.1 of this Agreement and (iii) covering such other matters as the Lender may reasonably request in connection therewith.

(c)    Repricing Option. (i) The Borrower may at any time and from time to time request that the Applicable Rate be modified. In order to modify the Applicable Rate pursuant to this Section, the Borrower shall provide a notice to the Lender (a “Repricing Request”) setting forth the proposed new Applicable Rate to be established. The Lender shall not have any obligation to agree to continue to have Revolving Commitments under this Agreement to which the new Applicable Rate shall apply.

(ii)    The Borrower shall provide the applicable Repricing Request at least ten (10) Business Days prior to the date on which the Lender is requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Lender, in each case acting reasonably, to accomplish the purpose of this Section 2.22(c). If the Lender wishes to have all or a portion of its Revolving Commitments subject to such Repricing Request it shall notify the Borrower (a “Repricing Election”) on or prior to the date specified in such Repricing Request of the amount of its Revolving Commitments that it has elected to continue subject to the new Applicable Rate (the “Repriced Commitments”); provided, that if the Lender fails to respond, the Lender will be deemed to have declined to continue its Revolving Commitments.

(iii)    The modification of the definition of Applicable Rate shall be established pursuant to an amendment (an “Repricing Amendment”) to this Agreement executed by the Loan Parties and the Lender. No such Repricing Amendment shall become effective unless (w) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such increase, (x) the Borrower shall have paid all fees and other amounts (including, without limitation, pursuant to Section 10.5) due and payable by the Borrower in connection with such Repricing Amendment, (y) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such Repricing Amendment, before and after giving effect to such Repricing Amendment, as if made on and as of such date, and (z) the Lender shall have received (1) documents consistent with those delivered on the Closing Date as to the corporate power and authority of the Loan Parties to enter into the Repricing Amendment, and to continue perform their obligations under the Loan Documents and (2) the Borrower shall have delivered or caused to be delivered customary legal opinions as reasonably requested by the Lender in connection with any such transaction, including (i) as to the enforceability of such Repricing Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Repricing Amendment does not conflict with or violate the terms and provisions of Section 10.1 of this Agreement and (iii) covering such other matters as the Lender may reasonably request in connection therewith.

(iv)    On the effective date of any Repricing Amendment, to the extent that the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments after giving effect to any Repricing Amendment, the Borrower shall immediately prepay Loans in an amount not less than such excess amount, and the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any Repricing Amendment (with such reborrowing to consist of Revolving Loans, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.2). The deemed payments made pursuant to the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid.

(v)    Nothing contained in this Section 2.22(c) shall constitute, or otherwise be deemed to be, a commitment on the part of the Lender to increase its Revolving Commitment hereunder at any time.

2.23    [Reserved].

2.24    [Reserved].

2.25    Event of Default Waterfall. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable as set forth in the last paragraph of Section 8.1), any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender) payable to the Lender in its capacity as such;

Second, to payment of that portion of the Obligations constituting accrued and unpaid fees (including pursuant to Sections 2.5), interest on the Loans, and other Obligations, indemnities and other amounts (other than principal) payable to the Lender (including fees, charges and disbursements of counsel to the respective Lender); and

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans.

SECTION 3. [RESERVED]

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Loan Parties hereby jointly and severally represent and warrant to the Lender that:

4.1    Financial Condition. The financial statements delivered pursuant to Section 5.1(b) present fairly, in all material respects, the consolidated financial condition of the

Borrower and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, as of the date of each such financial statement. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, subject to year-end audit adjustments.

4.2    No Change. Since December 31, 2019, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonable be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4    Power; Authorization; Enforceable Obligations.    Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

4.6    Litigation. No action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.7    No Default. No Default or Event of Default has occurred and is continuing.

4.8    Ownership of Property; Liens. (a) Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

(b)    Except as would not have a Material Adverse Effect, (i) no Loan Party is a party to any agreement which requires or will require such Loan Party to pay any material property improvement plan fees or charges or requires or will require any Loan Party to renovate, update, upgrade, repair, enhance, or improve such Real Property as a result of the transactions contemplated by this Agreement or the other Loan Documents, and (ii) all Operating Leases and Management Agreements to which any Loan Party is a party are in full force and effect, are the legal, valid and binding obligations of each of the Loan Parties party thereto, enforceable in accordance with their terms (subject to applicable Debtor Relief Laws and by general principles of equity) and no consent is required in connection with any such agreements for the consummation of the transactions contemplated by this Agreement or the other Loan Documents, except as shall have been obtained prior to the Closing Date. In addition, (A) no material rights in favor of the applicable Loan Party under any Operating Lease or Management Agreement have been waived, canceled or surrendered; (B) all material amounts due and payable by any Loan Party under any Operating Lease or Management Agreement have been paid in full (except to the extent such payment is not yet overdue); (C) no Loan Party or any of its Subsidiaries is, to the knowledge of each Loan Party and its Subsidiaries, in material default under any Operating Lease or Management Agreement and no Loan Party or any of its Subsidiaries has received any notice of material default with respect to any Operating Lease or Management Agreement; and (D) to the knowledge of the Loan Parties, no counterparty to any Operating Lease or Management Agreement is in material default thereunder.

4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens (except as permitted by Section 7.3), except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person against a Group Member challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of Intellectual Property and the conduct of each Group Member’s business as currently conducted, by each Group Member, does not infringe on or otherwise violate the rights of any Person, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10    Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such Taxes, fees or other charges.

4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12    ERISA.

(a)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106; and (iv) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

(b)    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

4.13    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

4.14    Subsidiaries. Except as disclosed to the Lender by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party or any Subsidiary of a Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors, (ii) directors’ qualifying shares and (iii) springing member interests held by independent managers) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

4.15    Use of Proceeds.

(a)    The proceeds of the Revolving Loans shall be used for general corporate purposes; provided, that such proceeds may not be used (a) to buy back or pay down Indebtedness of any Subsidiary of any Loan Party, (b) to pay dividends to shareholders of the Borrower or (c) to make contributions to ESH REIT.

(b)    The Borrower shall not, directly, or to the Borrower’s knowledge, indirectly, use the proceeds of the Revolving Loans, or request any Revolving Loan, the proceeds of which will be used, or loaned, contributed, or otherwise made to any Subsidiary, joint venture partner or, to the knowledge of the Borrower, other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, to the extent prohibited for a Person required to comply with applicable Sanctions or Anti-Corruption Laws or (ii) in any other manner that would result in a violation of any Anti-Corruption Laws or applicable Sanctions by any party to this Agreement.

4.16    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted an unresolved violation of, or would reasonably be expected to give rise now or in the future to liability under, any Environmental Law;

(b)    no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding matters arising under Environmental Laws or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e)    there has been no release or, to the knowledge of the Borrower, threat of release of Materials of Environmental Concern at or from the Properties, or, to the knowledge of the Borrower, arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.

For purposes of this Section 4.16, “knowledge of the Borrower” includes all facts disclosed in the Phase I environmental site assessment reports prepared by EMG in 2012 for the Properties (the “EMG Reports”) to the extent such facts are specifically and explicitly stated, it being understood by the parties that the representations and warranties set forth in this Section 4.16 are not being qualified by matters or conditions which are not included in such specific facts but are being qualified only by the direct and natural consequences of the explicit factual disclosures contained in the EMG Reports. For example, the disclosure of a current or former storage tank does not have the effect of disclosing contamination which may have leaked from such storage tank unless and only to the extent that such EMG Report specifically states that the storage tank leaked contamination.

4.17    Accuracy of Information, etc. All written information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections and information of a general economic or industry nature, is and will be, when furnished, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made. The projections contained in the materials referenced above are prepared in good faith based upon reasonable assumptions at the time made and at the time such projections are made, it being recognized by the Lender that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.18    [Reserved].

4.19    Insurance. Each Group Member maintains with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.20    Anti-Corruption Laws and Sanctions.

(a)    The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the other Group Members and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any other Loan Party or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any other Loan Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 5. CONDITIONS PRECEDENT

5.1    Conditions to Initial Extension of Credit. The agreement of the Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Credit Agreement and Subsidiary Guarantee. The Lender shall have received:

(i)    this Agreement, executed and delivered by the Lender and the Borrower; and

(ii)    the Subsidiary Guarantee, executed and delivered by each of the Subsidiary Guarantors.

(b)    Financial Statements. The Lender shall have received (i) the Audited Financial Statements and (ii) the unaudited quarterly consolidated balance sheets of the Borrower and its Subsidiaries as of each of December 31, 2019 and March 31, 2020 and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended December 31, 2019 and March 31, 2020.

(c)    [Reserved].

(d)    Lien Searches. The Lender shall have received the results of a recent Lien search with respect to the Borrower and each Subsidiary Guarantor that, as of March 31, 2020, had assets with a value in excess of 10.0% of the Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date, and such search shall reveal no Liens on any of the assets of the Borrower or any such Subsidiary Guarantor except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender.

(e)    [Reserved].

(f)    Fees. The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(g)    Secretary’s Certificates. The Lender shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, satisfactory in form and substance to the Lender, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(h)    Proceedings of the Loan Parties. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(g), shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(i)    Incumbency Certificates. The Lender shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party, as applicable, executing any Loan Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(g), shall be satisfactory in form and substance to the Lender, and shall be executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(j)    Governing Documents. The Lender shall have received true and complete copies of the Governing Documents of each Loan Party certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan pursuant to Section 5.1(g) and shall be in form and substance satisfactory to the Lender.

(k)    [Reserved].

(l)    [Reserved].

(m)    Closing Certificates. The Lender shall have received the following certificates, dated the Closing Date, satisfactory in form and substance to the Lender:

(i)    a certificate executed by a Responsible Officer of each Loan Party confirming, as of the Closing Date, that each of the representations and warranties made by such Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(ii)    a certificate executed by a Responsible Officer of the Borrower, confirming as of the Closing Date that no Default or Event of Default has occurred and is continuing on such date or would result from any extensions of credit under this Agreement requested to be made on such date;

(iii)    a certificate executed by a Responsible Officer of each Loan Party, confirming as of the Closing Date that immediately before and after giving effect to the transactions expected to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, each of the Loan Parties and their respective Subsidiaries, on a consolidated basis, is and will be Solvent; and

(iv)    a certificate executed by a Responsible Officer of the Borrower, confirming as of the Closing Date that there has been no event or occurrence since December 31, 2019 that has had or could reasonably be expected to have, either individually or in aggregate, a Material Adverse Effect.

(n)    Know Your Customer. The Lender shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case as requested at least ten (10) Business Days prior to the Closing Date.

For the purpose of determining compliance with the conditions specified in this Section 5.1, the Lender shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Lender has provided to the Borrower written notice prior to the proposed Closing Date specifying its objection thereto.

5.2    Conditions to Each Extension of Credit. The agreement of the Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date, before and after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds therefrom, as if made on and as of such date.

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, or any Loan or other amount is owing to the Lender hereunder, each Loan Party shall and shall cause each of its Subsidiaries (other than the ESH Parties) to:

6.1    Financial Statements. At the request of the Lender, furnish to the Lender:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related to the (i) occurrence of the Revolving Termination Date or a (ii) an actual or potential failure to satisfy financial covenants in this Agreement), by a “Big Four” accounting firm or other independent certified public accountant acceptable to the Lender in accordance with the Uniform System of Accounts (or such other accounting basis acceptable to the Lender) and including such footnotes as required pursuant to GAAP (it being understood that the filing with the SEC by the Borrower of annual reports of the Borrower and its consolidated Subsidiaries on Form 10-K satisfy the related requirement of this Section 6.1(a) to the extent such annual reports include the information specified herein and the Borrower notifies (which may be by facsimile or email) the Lender of the posting of such annual reports);

(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, including such footnotes as required pursuant to GAAP (it being understood that the filing with the SEC by the Borrower of quarterly reports of the Borrower and its consolidated Subsidiaries on Form 10-Q satisfy the related requirement of this Section 6.1(b) to the extent such quarterly reports include the information specified herein and the Borrower notifies (which may be by facsimile or email) the Lender of the posting of such quarterly reports); and

(c)    deliver to the Lender, within five (5) Business Days following the date on which financial statements are required to be delivered pursuant to Section 6.1(a), a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2    Certificates; Other Information. At the request of the Lender, furnish to the Lender:

(a)    within five (5) Business Days following the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default, except as specified in such certificate;

(b)     within five (5) Business Days following (x) the delivery of any financial statements pursuant to Section 6.1, (A) a Compliance Certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) when applicable, copies of any amendments to the Operating Leases or Management Agreements entered into during such period; provided that the Borrower shall not be required to provide copies of such amendments to the extent such amendments have been previously filed with the SEC; provided further that the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the filing of any such amendments with the SEC, and (C) a narrative discussion and analysis of the financial condition and results of operations of each Loan Party and its Subsidiaries for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year with respect to each of the properties of any Subsidiary of a Loan Party; provided that the Borrower shall not be required to deliver any documents or information to the Lender pursuant to this Section 6.2(b)(x)(B) for any financial quarter for which the Borrower files similar documents or information in respect of itself and its Subsidiaries with the SEC; provided further that the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the filing of any such amendments with the SEC and (y) the delivery of financial statements pursuant to Section 6.1(b), a certificate by a Responsible Officer that such financial statements are fairly stated in all material respects (subject to normal year-end audit adjustments);

(c)    [Reserved].

(d)    [Reserved].

(e)    promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Lender, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(f)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4    Taxes. File or cause to be filed all federal, state and other material tax returns and reports that are required to be filed and pay all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other (i) than any the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

6.5    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, the other Group Members and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions; and (d) conduct its business in all material respects in compliance with Anti-Corruption Laws and Sanctions, including the Patriot Act.

6.6    Maintenance of Property; Insurance. (a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, keep all tangible or intangible property and equipment useful and necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similar situated Persons engaged in the same or similar business as the Borrower and the Subsidiaries) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. In addition with respect to each of the ESA Properties that is subject to a Material Operating Lease: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and involuntary dispositions excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof; (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities and the personal property related thereto; (iv) comply in all material respects with the terms, conditions, restrictions and other requirements of all recorded documents related thereto; (v) comply in all material respects with the terms, conditions, restrictions and other requirements set forth in all applicable local, state and federal ordinances, zoning laws and other applicable laws; and (vi) cause the Loan Party owning each such respective ESA Property to also own all material personal and Real Property (including, without limitation, furnishings, equipment, software and other ESA Property) required for the continued operation and maintenance of such ESA Property in the ordinary course of business.

6.7    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lender once each calendar year upon reasonable prior notice and at a time mutually agreed with the Borrower (or, after the occurrence and during the continuation of an Event of Default, at any time or frequency) to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrower once each calendar year (or, after the occurrence and during the continuation of an Event of Default, at any time); provided, that, notwithstanding anything to the contrary in this Section 6.7 or in Section 6.2(f), unless otherwise required by law, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of (i) materials protected by attorney-client privilege or constituting attorney work product, (ii) materials which the Loan Parties or such Subsidiary thereof, as applicable, may not disclose without violation of a confidentiality agreement between the Loan Party, or such Subsidiary thereof, as applicable, and any third party or if disclosure is otherwise prohibited by applicable law and (iii) materials that constitute non-financial trade secrets or non-financial proprietary information.

6.8    Notices. Promptly give notice to the Lender of:

(a)    the occurrence of any Default or Event of Default;

(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)    any action, suit, investigation or proceeding affecting any Group Member (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d)    an ERISA Event, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof;

(e)    any transaction or occurrence that results in the damage, destruction or rendering unfit for normal use any of the Property of any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)    any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case (i) to the extent relating to the presence, use or release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, and (ii) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(g)    any cancellation or receipt of threatened cancellation of any insurance required to be maintained under Section 6.6(b);

(h)    any material amendment or modification to, or material waiver or consent under, the Operating Leases or Management Agreements;

(i)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(j)    to the extent the Borrower is no longer a publicly listed company, any change in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Notwithstanding the foregoing, the obligations in Section 6.8(h) may be satisfied by the filing of such material amendment or modification to, or material waiver or consent under, the relevant Operating Leases or Management Agreements with the SEC within the time period required under the rules and regulations promulgated by the SEC; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the filing of any such amendments with the SEC.

6.9    Environmental Laws. (a) Comply in all material respects with, and take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; in each case, except for such compliance and failure to obtain and maintain that would not reasonably be expected to have a Material Adverse Effect;

(b)    Except as would no reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10    Additional Guarantors. With respect to any new Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this Section 6.10, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (and, in any event, within sixty (60) days, provided that such time period may be extended in the reasonable discretion of the Lender) cause such new Subsidiary to become a party to the Subsidiary Guarantee as a Subsidiary Guarantor.

6.11    Use of Proceeds.

(a)    The proceeds of the Revolving Loans, shall be used for general corporate purposes.

(b)    The Borrower shall not, directly, or the Borrower’s knowledge, indirectly, use the proceeds of the Revolving Loans, or request any Revolving Loan, the proceeds of which will be used, or loaned, contributed, or otherwise made to any Subsidiary, joint venture partner or, to the knowledge of the Borrower, other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, to the extent prohibited for a Person required to comply with applicable Sanctions or Anti-Corruption Laws or (ii) in any other manner that would result in a violation of any Anti-Corruption Laws or applicable Sanctions by any party to this Agreement.

6.12    Know Your Customer. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

6.13    [Reserved].

6.14    Leases.

(a)    Enforce and comply with all material terms and provisions of the Operating Leases in all material respects.

(b)    No later than thirty days prior to the expiration of the term of each Material Operating Lease, (i) extend (or obtain binding commitments to extend) the term of such Material Operating Lease or (ii) enter into (or enter into binding commitments to enter into prior to the expiration) a new Operating Lease with respect to the relevant Properties the terms of which are (x) no less favorable in any material respect, taken as a whole, to those of the expiring Operating Lease, (y) consistent with those available in the market at such time for agreements pertaining to similarly situated properties and among similarly situated parties (as determined by the Borrower in good faith) or (z) otherwise reasonably satisfactory to the Lender (whose consent to such terms shall not be unreasonably withheld, conditioned or delayed).

6.15    Management Agreements. Enforce and comply with all material terms and provisions of the Management Agreements in all material respects.

SECTION 7. NEGATIVE COVENANTS

Each Loan Party hereby jointly and severally agrees that, so long as the Revolving Commitments remain in effect, or any Loan or other amount is owing to the Lender hereunder, each Loan Party shall not, and shall not permit any of its Subsidiaries (other than the ESH Parties) to, directly or indirectly:

7.1    [Reserved].

7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    [Reserved].

(c)    [Reserved].

(d)    (i) Indebtedness of any Group Member incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Indebtedness from time to time (in whole or in part); provided, that at the time of incurrence, assumption, extension, renewal, refinancing, refunding, replacement or restructuring, as applicable, of any Indebtedness permitted by this Section 7.2(d), and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(e)    [Reserved].

(f)    the ESA Bank Facility Obligations;

(g)    Indebtedness incurred or arising from or in connection with any bid, performance, surety, statutory, completion, return-of-money or appeal bonds or similar obligations issued, existing or incurred in the ordinary course of business;

(h)    Indebtedness arising from or in connection with accounts payable (for the deferred purchase price of property or services) in the ordinary course of business greater than 90 days past the invoice or billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been established by the applicable Group Member in conformity with GAAP;

(i)    letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(j)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(k)    obligations (contingent or otherwise) existing or arising under any Swap Agreement entered into in the ordinary course of business not for a speculative purpose;

(l)    Indebtedness (x) of a Subsidiary of a Loan Party (other than an ESH Party) owed to a Loan Party or a Subsidiary of a Loan Party (other than an ESH Party) and (y) of a Loan Party owed to a Loan Party or a Subsidiary of a Loan Party (other than an ESH Party), and any refinancing thereof;

(m)    Indebtedness of the Group Members outstanding on the Closing Date and disclosed on Schedule 7.2 and any refinancing thereof;

(n)    Indebtedness consisting of Guarantee Obligations by the Group Members in respect of Indebtedness, leases and other ordinary course obligations permitted by the Loan Documents to be incurred by a Group Member;

(o)    contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred Taxes and similar obligations of the Group Members incurred in connection with acquisitions or dispositions;

(p)    Indebtedness owed to any Person providing property, casualty or liability insurance to the Group Member, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(q)    Indebtedness of the Group Members not otherwise permitted by this Section 7.2 in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(r)    Indebtedness incurred in connection with sale and leaseback transactions.

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of the property of any Loan Party, whether now owned or hereafter acquired, except:

(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the relevant Loan Party in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance or payment bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f)    Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(g)    Liens securing the ESA Bank Facility Obligations;

(h)    any interest or title of a lessor under any lease entered into by the Borrower in the ordinary course of its business and covering only the assets so leased;

(i)    Liens existing on the Closing Date and listed on Schedule 7.3 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2 and (y) proceeds and products thereof, (B) the amount secured or benefited thereby is not increased except as contemplated by Section 7.2(m), (C) the direct or any contingent obligor with respect thereto is not changed and (D) any renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 7.2(m);

(j)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(i);

(k)    Liens on property of a Person existing at the time such Person is merged into or consolidated with a Loan Party; provided, that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the relevant Loan Party, and the applicable Indebtedness secured by such Lien is permitted pursuant to this Agreement;

(l)    Liens (A) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (C) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)    pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(n)    (A) leases, licenses, subleases or sublicenses (including of Intellectual Property) granted to other Persons in the ordinary course of business which do not (x) interfere in any material respect with the business of a Loan Party or (y) secure any Indebtedness and (B) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Loan Parties or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(o)    Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, operating leases permitted by this Agreement;

(p)    Liens on cash and Cash Equivalents securing Swap Agreements permitted pursuant to Section 7.2(k) owing to one or more Persons; and

(q)    other Liens in an aggregate principal amount not to exceed $10,000,000.

7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (in respect of the Borrower or any Domestic Subsidiary) reorganize itself in any non-U.S. jurisdiction, or Dispose of all or substantially all of the property or business of the Group Member, except that any Loan Party may be merged or consolidated with, or wholly acquired by, any Person or Dispose of all or substantially all of its property or business, if the surviving Person or the Person to whom such property or business was Disposed, as applicable, assumes all of the liabilities of the predecessor Loan Party, including, without limitation, under any Loan Documents to which such Loan Party is a party.

7.5    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary of a Loan Party may make Restricted Payments to any other Group Member; and

(b)    any Loan Party may make a Restricted Payment; provided, that at the time of any such Restricted Payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

7.6    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (b) reimbursement of reasonable out-of-pocket expenses of the Sponsors to the extent permitted as a Restricted Payment pursuant to Section 7.5.

7.7    Certain Amendments. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries (other than the ESH Parties) to, directly or indirectly:

(a)    terminate, amend, modify or change its respective organizational documents, if such termination, amendment, modification or change would be materially adverse to the interests of the Lender;

(b)    enter into, terminate, cancel, amend, restate, supplement or otherwise modify any Material Operating Lease (in each case, except in connection with an extension or entry into a new Material Operating Lease in compliance with Section 6.14) in a manner less favorable in any material respect, taken as a whole, to the Borrower and its Subsidiaries (other than the ESH Parties) than the Material Operating Lease being replaced, terminated, canceled, amended, restated, supplemented or otherwise modified unless (i) consistent with those available in the market at such time for agreements pertaining to similarly situated properties and among similarly situated parties (as determined by the Borrower in good faith) or (ii) otherwise reasonably satisfactory to the Lender (whose consent to such terms shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this clause (b) is intended to restrict mergers or consolidations of Loan Parties permitted under Section 7.4; or

(c)    permit any Operating Lessee to terminate or to amend, modify or change any Management Agreement in any material respect without the prior written consent of the Lender (such consent not to be unreasonably delayed, conditioned or withheld); provided, that nothing in this clause (c) is intended to restrict mergers or consolidations of Loan Parties permitted under Section 7.4.

7.8    Amendments to other Loan Documents Regarding Debt Incurrence. Amend, supplement or otherwise modify any of the Specified Debt Incurrence Terms of the ESH Credit Agreement or the ESH Senior Notes, and, in each case, the documentation related to the permitted refinancing of underlying Indebtedness related thereto, to the extent that such amendment would permit the incurrence of additional indebtedness for borrowed money or Guarantee Obligations in respect thereof.

SECTION 8. EVENTS OF DEFAULT

8.1    Events of Default. If any of the following events shall occur and be continuing:

(a)    the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in Section 2.25, Section 6.2(a) and (b), Section 6.5(a), Section 6.7(b), Section 6.8(a), Section 6.11, Section 6.14 or Section 7 of this Agreement or Sections 1, 11 or 12 of the Subsidiary Guarantee; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Lender; or

(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required, such Indebtedness to become due (or be terminated) prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or, in the case of a Swap Agreement, to cause the termination thereof; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which (or, with respect to any Swap Agreements, the Swap Termination Value of which) is $100,000,000 or more; or

(f)    any Group Member (including any ESH Party) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation) incurred under the ESH Credit Agreement and ESH Senior Notes on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness incurred under the ESH Credit Agreement and ESH Senior Notes beyond the period of grace, if any, provided in the ESH Credit Agreement and ESH Senior Notes; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any Subsidiary Loan Document, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(g)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii)

above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(h)    (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (v) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to have a Material Adverse Effect; or

(i)    there is entered against any Group Member a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(j)    any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Group Member contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)    [Reserved]; or

(l)    the guarantee contained in Section 1 of the Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(m)    a Change of Control; or

(n)    a payment default shall have occurred and be continuing beyond any applicable cure period under any Material Operating Lease, provided, however, if the default is for the failure to pay rent under any such Material Operating Lease, it shall not constitute a default thereunder until thirty (30) days following the expiration of any applicable cure period under the applicable Material Operating Lease, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may, by notice to the Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) the Lender may, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. [RESERVED]

SECTION 10. MISCELLANEOUS

10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Lender and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Loan Parties, the Lender and all future holders of the Loans. In the case of any waiver, the Loan Parties and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything herein to the contrary, the Lender and the Loan Parties may not amend or modify Section 10.19 of this Agreement or Section 20 of the Subsidiary Guarantee without the prior written consent of the ESA Bank Facility Agent, on terms and conditions satisfactory to the ESA Bank Facility Agent.

10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	c/o Extended Stay America, Inc.
11525 North Community House Road
Charlotte, North Carolina 28277
Attention: Chief Legal Officer
Facsimile No.: (980) 335-3089
Attention: Chief Financial Officer
Facsimile No.: (980) 345-2090

and a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, New York 10004
Attention: J. Christian Nahr
Facsimile No.: (212) 859-4000

Lender:	ESH Hospitality, Inc.
11525 North Community House Road
Charlotte, North Carolina 28277 Attention: Chief Legal Officer Facsimile No.: (980) 335-3089 Attention: Chief Financial Officer Facsimile No.: (980) 345-2090

and a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: J. Christian Nahr
Facsimile No.: (212) 859-4000

provided, that any notice, request or demand to or upon the Lender shall not be effective until received.

Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5    Payment of Expenses; Damages Waiver. The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel which shall be limited to one primary counsel for the Lender, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Person) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Lender and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Lender shall deem appropriate, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold the Lender, its Affiliates and each of their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of one primary counsel, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnitee in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) arise out of any dispute brought solely by an Indemnitee against another Indemnitee, do not arise out of or relate to any request, act or omission by the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Lender, in its capacity as lender or (iii) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. Notwithstanding anything herein to the contrary, the foregoing indemnity and waiver shall specifically exclude any Indemnified Liabilities and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements relating to (i) Materials of Environmental Concern which are initially placed on, in or under the Property or any surrounding areas, or any violation of Environmental Laws which first occurs, or any condition first created, or any other acts which first occur, after foreclosure, a deed in lieu of foreclosure or other taking of title to or Property by the Lender or its designee or (ii) the circumstances set forth in Section 10.5(d)(i)-(ii) above. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Chief Financial Officer, c/o ESA Management, LLC, 11525 North Community House Road, Charlotte, North Carolina 28277 (Telephone No. (980) 345-1653) (Telecopy No. (980) 345-2090), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lender. None of any Loan Party or any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrower set forth in this Section. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it); and

(ii)    no assignment shall be made to a natural Person.

(iii)    In the event that the Lender assigns any portion of its rights and obligations under this Agreement to an Assignee, the Lender, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Assignees, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans owing to, each Assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Assignee hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Lender and any Assignee at any reasonable time and from time to time upon reasonable prior notice.

(c)    The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided, that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of the Lender and (2) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. The Lender agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were the Lender,. The Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for the Lender as a party hereto.

10.7    Adjustments; Set-off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such application made by the Lender, provided, that the failure to give such notice shall not affect the validity of such application.

10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12    Submission To Jurisdiction; Waivers. Each of the Borrower and the Lender hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Lender shall have been notified pursuant thereto; and

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Lender to sue or bring an enforcement action relating to this Agreement or any other Loan Document, in any other jurisdiction.

10.13    Acknowledgements. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    the Lender does not have any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c)    the Lender and its Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates; and

(d)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and the Lender.

10.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by the Lender.

10.15    [Reserved].

10.16    Confidentiality. The Lender agrees to keep confidential all non-public information provided to it by any Loan Party, pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided, that nothing herein shall prevent the Lender from disclosing any such information (a) to its affiliates, (b) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.16 (or as may otherwise be reasonably acceptable to the Borrower), to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to the Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to another party to this Agreement, (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (l) upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (m) if agreed by the Borrower in its sole discretion, to any other Person or (n) to market data collectors, similar services providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement and the other Loan Documents, provided that, such disclosure is limited to the existence of this Agreement and information about this Agreement; provided, that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority or other Governmental Authority exercising examination or regulatory authority, of the Lender shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify the Borrower of disclosure pursuant to clauses (d), (e), (f) or (h), above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.17    WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18    USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow the Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.19    Subordination.

(a)    Notwithstanding any provision of the Loan Documents to the contrary, the Obligations shall be subordinate and junior in right and time of payment to the prior payment in cash in full of all ESA Bank Facility Obligations, to the extent and in the manner provided for in this Section 10.19, and the Lender, by acceptance thereof, agrees to be bound by the provisions of this Section 10.19.

(b)    Notwithstanding any provision of the Loan Documents to the contrary and in addition to any other limitations set forth herein, upon any payment or distribution of assets or securities of one or more Loan Parties of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of any Loan Party, whether voluntary or involuntary in a bankruptcy, insolvency, receivership or other insolvency proceeding, all ESA Bank Facility Obligations shall first be paid in full in cash until Discharge of ESA Bank Facility Obligations has occurred before any payment may be made, directly or indirectly (whether made in cash, securities or other property), of principal, interest or any other amount due with respect to the Obligations or distribution of assets or securities. Accordingly, before any payment may be made of any principal, interest or any other amount due with respect to the Obligations, and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of any Loan Party of any kind or character, whether in cash, property or securities, to which the Lender would be entitled but for the provisions of this Section 10.19 shall be made by the Loan Parties or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other person making such payment or distribution directly to the ESA Bank Facility Secured Parties or the ESA Bank Facility Agent on their behalf to the extent necessary to pay all ESA Bank Facility Obligations in full in cash after giving effect to any concurrent payment or distribution to the holders of ESA Bank Facility Obligations.

(c)    No direct or indirect payment (in cash, property or by set-off or otherwise) shall be made on account of the principal of, or prepayment premium, if any, on, or interest on, or any other amount in respect of, any Obligations, or as a sinking fund for any Obligations, or in respect of any redemption, retirement, purchase or other acquisition of any Obligations, during any period commencing on the date of receipt by the Lender of a Senior Blocking Notice stating that a Senior Indebtedness Event of Default exists and ending on the date on which such Senior Indebtedness Event of Default shall have been cured or waived in writing by requisite ESA Bank Facility Secured Parties as provided in the ESA Bank Facility Agreement or the Discharge of ESA Bank Facility Obligations shall have occurred.

(d)    In the event that, notwithstanding the foregoing provisions of this Section 10.19 prohibiting such payment or distribution, the Lender shall have received any payment on account of the principal of, premium, if any, interest on, or any other amount due on or with respect to the Obligations (other than as permitted by paragraphs (a) and (b) of this Section 10.19) at a time when such payment is prohibited by this Section 10.19 and before Discharge of ESA Bank Facility Obligations has occurred, then and in such event such payment or distribution shall be received and held in trust for the holders of the ESA Bank Facility Obligations and shall be paid over or delivered to the holders of the ESA Bank Facility Obligations remaining unpaid to the extent necessary to pay in full in cash the outstanding ESA Bank Facility Obligations in accordance with their terms after giving effect to any concurrent payment or distribution to the holders of such ESA Bank Facility Obligations.

(e)    The Lender may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Lender allowed in any judicial proceedings relative to any Loan Party, its creditors or its property. However, if any judicial proceeding referred to in Section 10.19(a) above is commenced by or against any Loan Party, and so long as the Discharge of ESA Bank Facility Obligations has not occurred and in each case solely to the extent necessary or advisable to accomplish and give effect to the provisions of Section 10.19(a) above:

(i)    the ESA Bank Facility Agent or any other ESA Bank Facility Secured Party are hereby irrevocably authorized and empowered (in each case, in its own name, as administrative agent or representative on behalf of the ESA Bank Facility Secured Parties or in the name of the ESA Bank Facility Agent or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received in respect of any such proceeding and give acquittance therefor and to file claims and proofs of claims; and

(ii)    the Lender shall duly and promptly take, for the account of the ESA Bank Facility Secured Parties, such action as the ESA Bank Facility Agent or the ESA Bank Facility Secured Parties, as applicable, may reasonably request to collect all amounts payable by the applicable Loan Party in respect of the Obligations and to file the appropriate claims or proofs of claim in respect of the Obligations.

(f)    The Lender by its acceptance hereof hereby appoints the ESA Bank Facility Agent or other ESA Bank Facility Secured Party, as the context may require, as its agent(s) and attorney(s) in fact, all acts of such attorney(s) being hereby ratified and confirmed and such appointment(s), being coupled with an interest, being irrevocable until the Discharge of ESA Bank Facility Obligations has occurred, to exercise the rights and file the claims referred to in this Section 10.19(e) and to execute and deliver any documentation necessary for the exercise of such rights or to file such claims.

(g)    If, at any time, all or part of any payment with respect to ESA Bank Facility Obligations theretofore made by the applicable Loan Party or any other Person is rescinded or must otherwise be returned by the ESA Bank Facility Secured Parties for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of such Loan Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(h)    Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 10.19 and the last sentence of Section 10.1 shall be enforceable by the ESA Bank Facility Agent and the ESA Bank Facility Secured Parties (and the ESA Bank Facility Agent and each ESA Bank Facility Secured Party are intended third party beneficiaries of this Section 10.19 and the last sentence of Section 10.1).

(i)    Lender acknowledges that it has received a copy of the ESA Bank Facility Agreement.

(j)    To the fullest extent permitted by applicable law, no present or future holder of ESA Bank Facility Obligations shall be prejudiced in its right to enforce the subordination of this Agreement by any act or failure to act on the part of any Loan Party or the Lender or by any act or failure to act on the part of such holder or any trustee or agent for such holder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXTENDED STAY AMERICA, INC., as Borrower

By:	/s/ Brian T. Nicholson
Name:	Brian T. Nicholson
Title:	Chief Financial Officer

SUBSIDIARY GUARANTORS:

ESA 2007 OPERATING LESSEE LLC
ESA LVP OPERATING LESSEE LLC
ESA P PORTFOLIO OPERATING LESSEE LLC
ESH HOSPITALITY STRATEGIES LLC
ESH MEZZANINE 2 HOLDINGS LLC
ESH STRATEGIES BRANDING LLC
ESH STRATEGIES HOLDINGS LLC
ESH STRATEGIES FRANCHISE LLC

By:	/s/ Brian T. Nicholson
Name:	Brian T. Nicholson
Title:	Vice President and Treasurer

ESA MANAGEMENT, LLC

By:	/s/ Brian T. Nicholson
Name:	Brian T. Nicholson
Title:	Chief Financial Officer

ESH HOSPITALITY, INC., as Lender

By:	/s/ Brian T. Nicholson
Name:	Brian T. Nicholson
Title:	Chief Financial Officer

SCHEDULE 1.1A

REVOLVING COMMITMENTS

ESH HOSPITALITY, INC.		$150,000,000.00
	Total: $	150,000,000.00

SCHEDULE 1.1B

IMMATERIAL SUBSIDIARIES

None.

SCHEDULE 1.1D

OPERATING LEASES

Second Amended and Restated Lease Agreement, dated as of October 31, 2018, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee LLC, as Tenant (as amended by that certain First Amendment to Second Amended and Restated Lease Agreement, date as of November 12, 2019, that certain Second Amendment to Second Amended and Restated Lease Agreement, dated as of December 16, 2019, that certain Third Amendment to Second Amended and Restated Lease Agreement, dated as of March 14, 2020, that certain Fourth Amendment to Second Amended and Restated Lease Agreement, dated as of April 29, 2020, and that certain Fifth Amendment to Second Amended and Restated Lease Agreement, dated as of June 30, 2020).

Amended and Restated Lease Agreement, dated as of October 31, 2018, by and between ESA UD Properties L.L.C., as Landlord, and ESA 2007 Operating Lessee Inc., as Tenant.

Amended and Restated Lease Agreement, dated as of October 31, 2018, by and between ESA LVP Portfolio LLC, as Landlord, and ESA LVP Operating Lessee LLC, as Tenant.

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 4.14

SUBSIDIARIES AND EQUITY INTERESTS

	Subsidiary	Jurisdiction	Owner[1]
1.	ESA LVP Operating Lessee LLC	DE	Extended Stay America, Inc.
2.	ESA Management, LLC	DE
3.	ESH Hospitality Strategies LLC	DE
4.	ESH Mezzanine 2 Holdings LLC	DE
5.	ESA 2007 Operating Lessee LLC	DE
6.	ESH Hospitality, Inc.[2]	DE
7.	ESH Strategies Franchise LLC	DE	ESH Hospitality Strategies LLC
8.	ESH Strategies Holdings LLC	DE
9.	ESH Strategies Branding LLC	DE
10.	HVM Canada Hotel Management ULC	Canada	ESA Management, LLC
11.	ESA Canada Operating Lessee ULC	Canada	ESH Mezzanine 2 Holdings LLC
12.	ESA P Portfolio Operating Lessee LLC	DE
13.	CP ESH Investors, LLC	DE	ESH Hospitality, Inc.
14.	Extended Stay LLC	DE	CP ESH Investors, LLC
15.	ESA LVP Portfolio LLC	DE	Extended Stay LLC
16.	ESA UD Properties L.L.C.	DE
17.	ESH H Portfolio LLC	DE
18.	ESH Spartanburg Ground Lessee LLC	DE
19.	ESH Acquisitions Holdings LLC	DE
20.	ESA P Portfolio L.L.C.	DE
21.	ESH/TN Properties L.L.C.	DE

[1]	Owner holds 100% of Capital Stock unless otherwise noted.
[2]	59% of Capital Stock held by Extended Stay America, Inc. as of March 31, 2020.

22.	ESA P Portfolio MD Trust	DE
23.	ESA Canada Properties Trust	DE
24.	ESA Administrator LLC	DE
25.	ESH Acquisitions LLC	DE	ESH Acquisitions Holdings LLC

SCHEDULE 7.2

INDEBTEDNESS

Indebtedness attributable to the redemption of 8.0% preferred stock, issued by the Extended Stay America, Inc. on November 15, 2013, in an amount not to exceed $23,717,056.

SCHEDULE 7.3

LIENS

None.

EXHIBIT A

[FORM OF] SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee”), dated as of [DATE], 2020, made by each of the entities signatory hereto (each a “Guarantor” and, collectively, the “Guarantors”), in favor of the Lender (as defined below).

W I T N E S S E T H:

WHEREAS, Extended Stay America, Inc., a Delaware corporation (the “Borrower”), has entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein but defined therein being used herein as therein defined), between the Borrower and ESH Hospitality, Inc., a Delaware corporation, as the lender (the “Lender”);

WHEREAS, each Guarantor will derive substantial direct and indirect economic and other benefit from the Loans under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lender to make Loans under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee;

NOW, THEREFORE, in consideration of the premises and to induce the Lender to make Loans, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each Guarantor hereby agrees as follows:

Section 1.    Guarantee. Each Guarantor hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) any and all costs and expenses incurred in connection with the enforcement or preservation of any rights under this Guarantee, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) and (c) all present and future amounts that would become due but for the operation of any provision of bankruptcy or insolvency laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Law (the items set forth in clauses (a), (b) and (c) immediately above being herein referred to as the “Guaranteed Obligations”). Upon failure of the Borrower to pay any of the Guaranteed Obligations when due after the expiration of any applicable notice and/or cure period in each case provided for in the Loan Documents (whether at stated maturity, by acceleration or otherwise), each Guarantor hereby further agrees to promptly pay the same after such Guarantor’s receipt of notice from the Lender of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Lender of this Guarantee or the creation or incurrence of any of the Obligations. This Guarantee is an absolute guarantee of payment of the Guaranteed Obligations and not a guarantee of collection, meaning that it is not necessary for the Lender, in order to enforce payment by the Guarantor, first or contemporaneously to accelerate payment of any of the Guaranteed Obligations, to institute suit or exhaust any rights against the Borrower. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law or any Debtor Relief Law, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Title 11 of the United States Code (the “Bankruptcy Code”) or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1. would otherwise, after giving effect to (x) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (y) the value of the assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to Requirements of Law or any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guarantee or other guaranties of the Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 2.    Guarantee Absolute. Each Guarantor guaranties that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, without set-off or counterclaim, and regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The liability of each Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(a)    any lack of validity or enforceability of any provision of any other Loan Document or any other agreement or instrument relating to any Loan Document or avoidance or subordination of any of the Guaranteed Obligations;

(b)    any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guaranteed Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Loan Documents;

(c)    any release of the Borrower or amendment or waiver of any term of any other guarantee of, or any consent to departure from any requirement of any other guarantee of, all or any of the Guaranteed Obligations;

(d)    the absence of any attempt to collect any of the Guaranteed Obligations from the Borrower or any other action to enforce the same or the election of any remedy by the Lender;

(e)    any waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any other Loan Document;

2

(f)    the election by the Lender in any proceeding under any Debtor Relief Law;

(g)    any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

(h)    any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor other than payment or performance of the Obligations.

Section 3.    Waiver.

(a)    Each Guarantor hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Obligations or this Guarantee, (B) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (C) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guaranteed Obligations, (D) the benefit of any statute of limitations, (E) all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to the Guarantor’s obligations hereunder), (F) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against the Borrower or any other Person, (G) any defense based upon an election of remedies by the Lender, or (H) notice of any events or circumstances set forth in clauses (a) through (g) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guarantee will not be discharged except (A) by complete payment of the Guaranteed Obligations and any other obligations of the Guarantors contained herein or (B) in accordance with Section 8 hereof.

(b)    If, in the exercise of any of its rights and remedies, the Lender shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by the Lender and waives any claim based upon such action. Any election of remedies that results in the denial or impairment of the right of the Lender to seek a deficiency judgment against the Borrower shall not impair the obligation of any Guarantor to pay the full amount of the Guaranteed Obligations or any other obligation of such Guarantor contained herein.

(c)    In the event the Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law, under any of the Loan Documents, to the extent not prohibited by applicable law, the Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid, if successful, need not be paid by the Lender but shall be credited against the Guaranteed Obligations.

(d)    Each Guarantor agrees that, notwithstanding the foregoing and without limiting the generality of the foregoing, if, after the occurrence and during the continuance of an Event of Default, the Lender is prevented by applicable law from exercising its rights to accelerate the maturity of the Guaranteed Obligations, to collect interest on the Guaranteed

3

Obligations, or to enforce or exercise any other right or remedy with respect to the Guaranteed Obligations, such Guarantor agrees to pay to the Lender, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Lender.

(e)    Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Lender shall have no duty to advise such Guarantor of information known to the Lender regarding such condition or any such circumstance. In the event that the Lender in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, the Lender shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, the Lender wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to any Guarantor.

(f)    Each Guarantor consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of such Guarantor or otherwise in connection with obtaining payment of any or all of the Guaranteed Obligations from any Person or source.

Section 4.    Amendments, Etc. No amendment or waiver of any provision of this Guarantee nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything herein to the contrary, the Lender and the Guarantors may not amend or modify Section 20 of this Agreement except in accordance with the provisions of Section 10.1 of the Credit Agreement.

Section 5.    Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 10.2 of the Credit Agreement, provided that if a notice or communication hereunder is sent to any Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower.

Section 6.    No Waiver; Remedies.

(a)    No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law or by any of the other Loan Documents.

(b)    No waiver by the Lender of any Default shall operate as a waiver of any other Default or the same Default on a future occasion, and no action by the Lender permitted hereunder shall in way affect or impair any of the rights of the Lender or the obligations of any Guarantor under this Guarantee or under any of the other Loan Documents, except as specifically set forth in any such waiver. To the extent permitted by applicable law, any determination by a

4

court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guaranteed Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made provided that the Borrower was a party thereto.

Section 7.    [reserved].

Section 8.    Continuing Guarantee; Release Date. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until (the date of such occurrence, the “Release Date”) payment in full of all of the Loans and other Obligations and termination of the Revolving Commitments, (b) be binding upon each Guarantor, its permitted successors and assigns, and (c) inure to the benefit of and be enforceable by the Lender and its successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (c), the Lender may assign or otherwise transfer the Guaranteed Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to the Lender herein or otherwise with respect to the Guaranteed Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 10.6 of the Credit Agreement in respect of assignments. No Guarantor may assign any of its obligations under this Guarantee without first obtaining the written consent of the Lender as set forth in the Credit Agreement.

Section 9.    Reinstatement. This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by applicable law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10.    Representations and Warranties. Each Guarantor hereby makes for the benefit of the Lender each of the representations and warranties set forth in the Credit Agreement to the extent any such representation or warranty applies to such Guarantor.

Section 11.    Covenants.

(a)    Each Guarantor hereby covenants and agrees with the Lender that, until the Release Date, such Guarantor shall comply with each of the covenants set forth in the Credit Agreement to the extent that any such covenant applies to such Guarantor.

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(b)    Each Guarantor hereby covenants and agrees with the Lender that, from and after the date of this Guarantee until the Release Date, if any Guarantor shall at any time acquire any Domestic Subsidiary which is not a Guarantor hereunder and is required to become a Guarantor pursuant to Section 6.10 the Credit Agreement, such Guarantor and such Subsidiary shall promptly deliver to the Lender an addendum to this Guarantee, substantially in the form of Exhibit A to this Guarantee, duly completed.

Section 12.    Subrogation and Subordination.

(a)    Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably agrees not to assert any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Lender against the Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lender, and shall forthwith be paid to the Lender to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the agreement set forth in this Section 12 is knowingly made in contemplation of such benefits.

(b)    Subordination. All debt and other liabilities of the Borrower to any or all of the Guarantors (“Borrower Debt”) are expressly subordinate and junior to the Guaranteed Obligations and any instruments evidencing the Borrower Debt to the extent provided below.

(i)    Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Borrower Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below.

(ii)    Notwithstanding the provisions of clause (i) above, the Borrower may pay to a Guarantor, and such Guarantor may request, demand, accept and receive and retain from the Borrower, payments, credits or reductions of all or any part of the amounts owing under the Borrower Debt or any security therefor on the Borrower Debt, provided that the Borrower’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, an Event of Default would occur and be continuing. Each Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at

6

such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as the Lender gives notice to such Guarantor of reinstatement by the Lender, in the Lender’s sole discretion.

(iii)    If any Guarantor receives any payment on the Borrower Debt in violation of this Guarantee, such Guarantor will hold such payment in trust for the Lender and will promptly deliver such payment to the Lender.

(iv)    In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guaranteed Obligations shall first be paid and discharged in full before any payment is made upon the Borrower Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time (A) file, at the request of the Lender, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s obligation to pay the Borrower Debt, and (B) hold in trust for and pay to the Lender any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Borrower Debt in order that the Lender may apply such monies or the cash proceeds of such other assets to the Obligations.

Section 13.    Right of Contribution. Each Guarantor hereby agrees that, to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder or in respect of the Guaranteed Obligations, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 13 shall be subject to the terms and conditions of Section 12. The provisions of this Section 13 shall in no respect limit the obligations and liabilities of any Guarantor to the Lender, and each Guarantor shall remain liable to the Lender for the full amount guaranteed by it hereunder.

Section 14.    GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE LENDER AND THE GUARANTORS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 15.    WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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Section 16.    Submission to Jurisdiction: Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, in accordance with Section 5; and

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Lender to sue or bring an enforcement action relating to this Guarantee or any other Loan Document in any other jurisdiction.

Section 17.    Section Titles. The Section titles contained in this Guarantee are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guarantee.

Section 18.    Execution in Counterparts. This Guarantee may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guarantee.

Section 19.    Miscellaneous.

(a)    All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

(b)    All payments made by any Guarantor hereunder shall be (i) made to the Lender at the Lender’s office set forth in the Credit Agreement in Dollars and in immediately available funds and (ii) subject to the provisions of Section 2.18 of the Credit Agreement.

Section 20.    Subordination to ESA Bank Facility Obligations. Notwithstanding any provision contained herein to the contrary, the Guaranteed Obligations shall be subordinated and junior in right and time of payment to the prior payment in cash in full of all ESA Bank Facility Obligations, to the extent and in the manner provided for in Section 10.19 of the Credit Agreement. Section 10.19 of the Credit Agreement is incorporated herein and shall apply hereto mutatis mutandis, and all references to Obligations therein shall include the Guaranteed Obligations.

8

Section 21.    Severability. Any provision of this Guarantee which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 22.    Entire agreement. Together with the Credit Agreement, this Guarantee represents the final agreement between the parties regarding the subject matter herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.

Section 23.    Conflicts. If in the event of a conflict between the terms and conditions of this Guarantee and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

9

IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be duly executed and delivered by its duly authorized officer on the date first above written.

ESA 2007 OPERATING LESSEE LLC
ESA LVP OPERATING LESSEE LLC
ESA P PORTFOLIO OPERATING LESSEE LLC
ESH HOSPITALITY STRATEGIES LLC
ESH MEZZANINE 2 HOLDINGS LLC
ESH STRATEGIES BRANDING LLC
ESH STRATEGIES HOLDINGS LLC
ESH STRATEGIES FRANCHISE LLC

By:
Name:
Title:

ESA MANAGEMENT, LLC

By:
Name:
Title:

ACCEPTED AND AGREED:

ESH HOSPITALITY, INC., as
Lender

By:
Name:
Title:

EXHIBIT A

To Guarantee

ADDENDUM TO GUARANTEE

The undersigned,                                                  , a                 , (“New Guarantor”):

(i)    agrees to all of the provisions of the Subsidiary Guarantee, dated as of July 2, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Guarantee”), made by signatories thereto as Guarantors (collectively, the “Guarantors”), in favor of ESH Hospitality, Inc., as lender (in such capacity, the “Lender”), pursuant to the Credit Agreement, dated as of July, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Extended Stay America, Inc., (the “Borrower”), and the Lender; and

(ii)    becomes a party to the Subsidiary Guarantee, as a Guarantor, effective on the date hereof, with the same effect as if the undersigned were an original signatory to the Subsidiary Guarantee (with the representations and warranties contained therein being deemed to be made by the New Guarantor on and as of the date hereof).

Terms defined in the Guarantee and the Credit Agreement shall have such defined meanings when used herein.

By its acceptance hereof, each of the undersigned Guarantors hereby ratifies and confirms its obligations under the Guarantee, as supplemented hereby.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Date:

ACCEPTED AND AGREED:

[NAMES OF EXISTING GUARANTORS]

By:
Name:
Title:

ESH HOSPITALITY, INC., as
Lender

By:
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

                , 20

Reference is made to the Credit Agreement, dated as of July 2, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between Extended Stay America, Inc., a Delaware corporation (the “Borrower”), and ESH Hospitality, Inc., a Delaware corporation (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.2(b) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

(a)

[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 20[    ], and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related to the (i) occurrence of the Revolving Termination Date or (ii) an actual or potential failure to satisfy financial covenants in the Credit Agreement), by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts (or such other accounting basis acceptable to Lender) and include such footnotes as required pursuant to GAAP.][1]

(b)

[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its Subsidiaries and its consolidated Subsidiaries as of [            ], 20[    ] and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, include such footnotes as required pursuant to GAAP.[2] These financial statements are fairly stated in all material respects (subject to normal year-end audit adjustments).][3]

[1]

To be included if accompanying annual financial statements only. It being understood that the filing with the SEC by the Borrower of annual reports of the Borrower and its consolidated Subsidiaries on Form 10-K satisfy this related requirement to the extent such annual reports include the information specified herein and the Borrower notifies (which may be by facsimile or email) the Lender of the posting of such annual reports).

[2]

It being understood that the filing with the SEC by the Borrower of quarterly reports of the Borrower and its consolidated Subsidiaries on Form 10-Q satisfy this related requirement to the extent such quarterly reports include the information specified herein and the Borrower notifies (which may be by facsimile or email) the Lender of the posting of such quarterly reports).

[3]	To be included if accompanying quarterly financial statements only. May be satisfied with respect to such financial information by furnishing the Borrower’s Form 10-Q filed with the SEC.

(c)

[Attached as Exhibit B hereto is a detailed consolidated budget for the fiscal year ending December 31, 20[    ] on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.][4]

(d)

[Attached as Exhibit C hereto are copies of amendments to the Operating Leases and Management Agreements entered into since the later of the Closing Date the end of the fiscal quarter for which the previous Compliance Certificate was delivered.][5]

(e)

To the best of my knowledge, each Loan Party during the accounting period covered by the attached financial statements and as of the date of this Compliance Certificate has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it.

(f)	I have obtained no knowledge of any Default or Event of Default except as specified in this Compliance Certificate.

[4]	To be included only in annual compliance certificate.
[5]

To be included when applicable; provided that the Borrower shall not be required to provide copies of such amendments to the extent such amendments have been previously filed with the SEC; provided further that the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the filing of any such amendments with the SEC).

EXHIBIT A TO COMPLIANCE CERTIFICATE

[See attached.]

EXHIBIT B TO COMPLIANCE CERTIFICATE

[See attached.]

EXHIBIT C TO COMPLIANCE CERTIFICATE

[None.][See attached.]

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of Extended Stay America, Inc., has executed this certificate for and on behalf of Extended Stay America, Inc., and has caused this certificate to be delivered as of the date first stated above.

EXTENDED STAY AMERICA, INC.

By:
Name:
Title:

EXHIBIT D

[FORM OF]

SECRETARY’S CERTIFICATE

[LOAN PARTY]

[DATE]

I, [●], the undersigned, do hereby certify that I am the [Secretary] of the Company and, in such capacity, and not individually, on behalf of the Company, that:

1.    Attached hereto as Exhibit A are true, correct and complete copies of the [Certificate of Incorporation][Certificate of Formation], together with any and all amendments thereto (the “Filed Charter Documents”), of the Company as on file as of the date hereof with the Secretary of State of the State of Delaware. As of the date of this Certificate, the Filed Charter Documents have not been amended, modified, revoked or rescinded in any respect, no other charter documents have been filed with the Secretary of State of the State of Delaware, and no amendment, modification, revocation or rescission in any respect of the Filed Charter Documents has been authorized on behalf of the Company.

3.    Attached hereto as Exhibit B are true, correct and complete copies of the [bylaws][limited liability company agreement][operating agreement] of the Company, together with any and all amendments thereto, as in full force and effect as of the date hereof. Except as set forth in Exhibit C, such [bylaws][limited liability company agreement][operating agreement] have not been amended, modified, revoked or rescinded in any respect and remain in full force and effect as of the date hereof.

4.    Attached hereto as Exhibit C are true, correct and complete copies of all the resolutions adopted by unanimous written consent of the [board of directors][board of managers][sole member] of the Company, relating to the execution, delivery and performance of the Credit Agreement and the other Loan Documents to which the Company is a party and the transactions contemplated thereby, and such resolutions have not since their adoption been in any way modified or rescinded and are in full-force and effect on the date hereof. [As of the date hereof, there were no vacancies or unfilled newly-created directorships on the board.] The resolutions attached hereto as Exhibit C are the only resolutions adopted by the [board of directors][board of managers][sole member][or any committee thereof] relating to the execution, delivery and performance of the Credit Agreement and the transactions contemplated by the Credit Agreement, and have been filed with the minutes of the proceedings of the [board of directors][board of managers][sole member].

5.    Attached hereto as Exhibit D is a list of duly elected, qualified, and acting officers of the Company, holding the offices set forth beside their names, and the signature appearing next to each name is the genuine specimen signature of such officer. Each such officer is duly authorized to execute and deliver on behalf of the Company the Credit Agreement and Loan Documents to which the Company is a party.

This Certificate and the Exhibits hereto may be executed (i) either by a manual signature, or an electronic or facsimile version of a manual signature and (ii) in any number of counterparts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

By:
Name:
Title:

I, [●], [●] of the Company, do hereby certify that [●] is the duly elected, qualified and acting [●] of the Company, and that the signature set forth above is the true and genuine signature of [●].

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

By:
Name
Title:

EXHIBIT A

Filed Charter Documents

EXHIBIT B

[Bylaws][Limited Liability Company Agreement][Operating Agreement]

]

EXHIBIT C

Resolutions

EXHIBIT E

Name	Title	Signature